UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 14, 2026
THE TRADE DESK, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37879	27-1887399
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
42 N. Chestnut Street
Ventura, California 93001
(Address of principal executive offices) (Zip Code)
(805) 585-3434
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.000001 per share	TTD	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 14, 2026, The Trade Desk, Inc. (the “Company”) entered into an amended and restated loan and security agreement, among the Company, as borrower, and a syndicate of banks, led by JPMorgan Chase Bank, N.A., as agent and arranger (the “Restated Loan and Security Agreement”), which amends and restates the terms of the Company’s revolving credit facility (as so amended and restated, the “Revolving Facility”). After giving effect to the Restated Loan and Security Agreement, the Revolving Facility has a scheduled maturity date of April 14, 2031.

Pursuant to the terms of the Restated Loan and Security Agreement, the Revolving Facility consists of a $750.0 million revolving credit facility, with a $100.0 million sublimit for letters of credit and a $75.0 million sublimit for swingline loans. Under certain circumstances, including receipt of additional lender commitments, the Company has the right to increase the Revolving Facility by an additional amount not to exceed $750.0 million. The Restated Loan and Security Agreement is secured by substantially all of the Company’s assets, subject to customary exceptions and subject to a collateral release mechanism upon the Company achieving certain investment grade ratings.

Loans under the Revolving Facility bear interest through maturity at a variable rate based upon, at the Company’s option, an annual rate of either a Base Rate or a term SOFR rate (defined as SOFR for a specified term, subject to a 0% floor), plus an applicable margin (“Base Rate Borrowings” and “SOFR Rate Borrowings,” respectively). The Base Rate is defined as a rate per annum for any day equal to the greatest of (1) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States, (2) the New York Federal Reserve Bank Rate in effect on such day plus half of 1.00%, and (3) the term SOFR rate for a one month interest period on such day plus 1.00%. The applicable margin ranges from 0.125% to 0.500% for Base Rate Borrowings and ranges from 1.125% to 1.500% for SOFR Rate Borrowings, depending on the Company’s total net leverage ratio. The fee for undrawn amounts under the Revolving Facility ranges from 0.125% to 0.200% depending on the Company’s total net leverage ratio. The Company is also required to pay customary letter of credit fees, as necessary.

The Restated Loan and Security Agreement contains customary conditions to borrowings, events of default, and covenants, including covenants that restrict the Company’s ability to sell all or substantially all of its assets, engage in fundamental changes, incur, create or permit to exist liens, engage in sale and leaseback transactions, or permit its subsidiaries to assume or incur additional indebtedness and guarantees. The Restated Loan and Security Agreement also requires the Company to maintain compliance with a maximum ratio of consolidated funded debt (net of certain unrestricted cash and cash equivalents) to consolidated EBITDA of 3.50 to 1.00, subject to a temporary increase of such ratio in connection with certain material transactions.

The foregoing description of the Restated Loan and Security Agreement is only a summary and is qualified in its entirety by reference to the full text of the Restated Loan and Security Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended March 31, 2026.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRADE DESK, INC.

Date: April 20, 2026	By:	/s/ Jay R. Grant
Jay R. Grant
Chief Legal Officer